UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 25, 2012

Taylor Capital Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-50034	36-4108550
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9550 West Higgins Road, Rosemont, Illinois	60018
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 653-7978

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On September 25, 2012, Cole Taylor Bank (the “Bank”), the wholly-owned subsidiary of Taylor Capital Group, Inc., sent notice to the holders of its 10% Subordinated Notes (the “Notes”) of its intent to prepay in full the outstanding $60.0 million principal amount of the Notes, plus accrued interest thereon, in accordance with the terms of the Notes. The paying agent for the Notes is expected to send prepayment checks to holders by overnight mail on or about September 28, 2012, which will include interest through and including September 30, 2012. The Notes had originally been issued by the Bank on September 29, 2008, with a scheduled maturity date of September 29, 2016.

The aggregate amount of funds required to prepay the Notes is expected to be approximately $60.27 million, consisting of $60.0 million principal amount and approximately $270,000 of accrued interest. The funds necessary to prepay the principal amount of, and accrued interest on, the Notes will be obtained from the Bank’s available liquidity sources. The prepayment of the Notes will result in a non-recurring, non-cash charge of approximately $3.7 million associated with the unamortized discount and original issuance costs of the Notes.

Cautionary Note Regarding Forward-Looking Statements: Certain statements in this report constitute forward-looking statements. These forward-looking statements reflect current expectations about certain prospects and opportunities, and anticipated or expected events. These forward-looking statements may be identified by words such as “may,” “plan,” “should,” “will,” “expect,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available and are subject to a number of risks, uncertainties and other factors that could cause Taylor Capital Group, Inc.’s performance and actual events in 2012 and beyond to differ materially from expectations expressed in, or implied by, these forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2012

TAYLOR CAPITAL GROUP, INC.

/s/ Brian T. Black
By:	Brian T. Black
General Counsel and Corporate Secretary